Exhibit 10.37

                 Amendment and Waiver under Employment Agreement
                   and Executive Profit Performance Bonus Plan
                             for Laurence F. Mulhern


         This Amendment and Waiver is made and effective as of the 1st day of October, 1999 by and between Elcom International, Inc., a Delaware corporation ("Elcom" or the "Company"), and Laurence F. Mulhern, currently residing at 16 Warren Street, Upton, Massachusetts (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, under the currently effective Employment Agreement between the Company and the Executive (the "Agreement"), the Executive is entitled to certain participation rights in the Executive Profit Performance Bonus Plan (the "Plan"); and

         WHEREAS, the Executive has tendered his resignation from the employment of the Company which the parties have agreed shall be effective as of March 31, 2000; and

         WHEREAS, the Company has promised to pay to Executive a severance benefit equal to $100,000 in April 2001, in addition to any other amounts to which the Executive may be entitled; and

         WHEREAS, in consideration for such promise to pay additional severance benefits, Executive has agreed to waive his rights to participate in the Plan for any fiscal year beginning on or after January 1, 2000 on the terms set forth herein;

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive mutually agree as follows:

     1. Waiver. The Executive hereby waives and relinquishes any and all rights and entitlements, whether under the Agreement, the Plan or otherwise to receive any payments amounts under or in respect of the Plan with respect to any period commencing on or after January 1, 2000. Notwithstanding the foregoing, if, but only if, the Compensation Committee of the Board of Directors of the Company determines to make a discretionary bonus payment to Robert J. Crowell and James Rousou under the Plan or otherwise with respect to substantially similar criteria as established for the Plan with respect to the Company's fiscal year 2000, then the Company shall make a payment to the Executive that is equal to the amount Executive otherwise would have received under the Plan were it not for


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          this Waiver and Amendment  (i.e.  17.5% of the  applicable  bonus pool), minus $100,000 (reflecting the severance benefit hereinabove referenced).

     2. This Amendment and Waiver shall constitute an amendment of the Agreement and the Plan and shall be binding on the parties hereto.

         IN WITNESS WHEREOF, the undersigned have hereunto subscribed their names as of the date first above written.

                                        Elcom International, Inc.

                                        By:  /s/ Robert J. Crowell
                                        Its: Chairman & CEO




                                        /s/ Laurence F. Mulhern
                                        Laurence F. Mulhern